Exhibit 5.17

	[FORM OF OPINION] [Appleby Letterhead]	e-mail: mmoller@applebyglobal.com dbhoyrul@applebyglobal.com

Tomkins, Inc. Tomkins, LLC 1551 Wewatta Street Denver, Colorado 80202		direct dial: Tel: + (230) 203 4300 Direct Fax: + (230) 210 8792 your ref: appleby ref: 402096.0001 BY COURIER & EMAIL

Dear Sirs		24 June 2011

TOMKINS MAURITIUS COMPANY LIMITED (the “Company”)

We have acted as special Mauritius counsel for Tomkins Mauritius Company, a Mauritius Global Business Category 1 Company (the “Guarantor”), in connection with the Registration Statement on Form F-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Exchange Notes”) of Tomkins, Inc., a Delaware corporation, and Tomkins, LLC, a Delaware limited liability company, (collectively, the “Issuers”), for an equal principal amount of outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Initial Second Lien Notes”) of the Issuers, and the guarantee of the Exchange Notes (the “Guarantee”) by, among other entities, the Guarantor(s) pursuant to the Indenture referred to below. The Initial Second Lien Notes have been, and the Exchange Notes will be, issued pursuant to an indenture (the “Indenture”), dated as of September 29, 2010, among the Issuers, the Guarantor and Wilmington Trust FSB, as trustee (the “Trustee”), among other parties, as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011 (the “Fifth Supplemental Indenture), the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, the “Indenture”)

Tomkins Mauritius Company Limited

24 June 2011

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Guarantor, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Guarantor and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture and the Guarantee contained therein; and

(b)	the form of Exchange Notes attached to the Indenture as an Exhibit.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed, scanned or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Indenture (other than the Company in respect of the Indenture);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Mauritius, made in any of the Documents is true, accurate and complete other than those that are subject to any of our opinions set forth below;

Tomkins Mauritius Company Limited

24 June 2011

(f)	that the Indenture constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Indenture has actually received and accepted delivery of such Indenture;

(h)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors and Shareholders of the Company as unanimous written resolutions of the Board and Shareholders of the Company and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Indenture, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i)	that the Company has entered into its obligations under the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company;

(j)	that each transaction to be entered into pursuant to the Indenture is entered into in good faith and for full value and will not have the effect of preferring, whether fraudulently or not, one creditor over another;

(k)	that each of the Company’s directors has acted in good faith and in the best interests of the Company in approving and executing the Indenture and each of the Company’s directors has disclosed any interest which he may have in the Indenture in accordance with the provisions of the Companies Act 2001 (the ‘Companies Act’) and/or the Constitutional Documents;

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

Tomkins Mauritius Company Limited

24 June 2011

(1)	The Company is a global licence company and has been incorporated with limited liability and validly existing under the laws of Mauritius. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Mauritius.

(2)	The Company is the holder of a category 1 global business licence issued by the Financial Services Commission of Mauritius.

(3)	The Company has all requisite corporate power and authority under its constitution to enter into, execute, deliver, and perform its obligations under the Indenture and to take all action as may be necessary to complete the transactions contemplated thereby.

(4)	The execution, delivery and performance by the Company of the Indenture and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(5)	The Indenture to which the Company is a party has been duly executed by the Company.

Reservations

We have the following reservations:

(a)	Any agreement that the Company will not exercise its statutory powers may constitute an unlawful fetter on the statutory powers of the Company. These powers are powers which are reserved for exercise by the Shareholders of the Company.

(b)	We express no opinion as to any law other than Mauritius law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Mauritius. This opinion is limited to Mauritius law as applied by the Courts of Mauritius at the date hereof.

(c)	We express no opinion as to the validity, binding effect of any provision of the Indenture. We express no opinion as to the validity or binding effect of any provision of the Indenture which provide for the severance of illegal, invalid or unenforceable provisions.

Tomkins Mauritius Company Limited

24 June 2011

(d)	In order to issue this opinion we have requested and received the Certificate of Incumbency and Certificate of Current Standing as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date such Certificates were produced.

(e)	In paragraph (1) above, the term “good standing” means that the Company has received Certificate of Current Standing issued by the Registrar of Companies.

Disclosure

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Securities and Exchange Commission under the Act. Moreover, we hereby consent to the filling of this opinion with the U.S Securities Exchange Commission as an exhibit to the registration statement on Form F-4 and to being referenced in the “Legal Matters” section of the registration statement.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Mauritius law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Mauritius.

Yours faithfully

Tomkins Mauritius Company Limited

24 June 2011

FIRST SCHEDULE

1.	The details included in the Certificate of Current Standing and Certificate of Incumbency, provided by and in respect of the Company.

2.	Certified copies of the Certificate of Incorporation, Constitution and Category 1 Global Business Licence of the Company (collectively referred to as the “Constitutional Documents”).

3.	The executed directors’ and shareholders’ resolutions in writing of the Company dated 18 November 2010 authorising entry into, amongst other things, the Indenture (the “Resolutions”).

4.	A certified copy of the Register of Directors and Members.

5.	“Certificate of Incumbency” issued by the company secretary of the Company on 15 June 2011 in respect of the Company and stating that as at 15 June 2011:

a.	there are no litigation, law suits or court proceedings pending or threatened against the Company;

b.	no receiver or liquidator has been appointed to wind up the Company; and

c.	the assets of the Company are subject to the encumbrances mentioned in the Register of Mortgages & Charges.

6.	“Certificate of Current Standing” issued by the Registrar of Companies in respect of the Company stating that as at 20 June 2011 the Company:

a.	was duly incorporated on 13 June 2007;

b.	name is still on the register, and that it has paid all its fees and dues;

c.	has not submitted articles of merger or consolidation that have not yet become effective;

d.	is not in the process of being wound up, dissolved , and that no proceedings have been instituted to remove its name; and

Tomkins Mauritius Company Limited

24 June 2011

e.	on the evidence of documents filed with the registrar, is in good current standing.

7.	A copy of each of the executed documents constituting, collectively, the Indenture.